Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: January 29, 2009
Investor Relations
CONTACT: Quynh McGuire
PHONE: 724-539-6559
Media Relations
CONTACT: Joy Chandler
PHONE: 724-539-4618
KENNAMETAL ANNOUNCES SECOND QUARTER FISCAL 2009 RESULTS
-	Reported 2Q EPS of $0.21; adjusted 2Q EPS of $0.35

-	Fiscal 2009 adjusted EPS guidance revised to range of $1.30 to $1.50

-	Cash dividend of $0.12 per share
LATROBE, Pa., (January 29, 2009) — Kennametal Inc. (NYSE: KMT) today reported fiscal 2009 second quarter earnings per diluted share (EPS) of $0.21, compared with the prior year quarter reported EPS of $0.64, a decrease of 67 percent. The current quarter reported EPS included charges of $0.14 per share related to the company’s previously announced restructuring plans. Absent these charges, adjusted EPS for the current quarter of $0.35 decreased 45 percent compared with prior year quarter reported EPS.
“Kennametal has made solid progress in executing strategies to balance our businesses across served geographies and end markets. However, we are not immune to the rapid and significant global decline in industrial production that has taken place over the past few months,” said Chairman, President and Chief Executive Officer Carlos Cardoso. “As a result, we continue to take actions to reduce our costs and right size our business in line with current economic conditions while minimizing the impact of such on our customers. These steps, along with sharp focus on maximizing cash flow as well as maintaining our strong balance sheet and ensuring sound liquidity are at the top of our priorities. Through all of this, we will manage through the current economic downturn and we expect to emerge as an even stronger company, when industrial activity turns upward.” Cardoso added.
1600 Technology Way | Latrobe, PA 15650-5274 USA | Tel: 724.539.5000 | www.kennametal.com

Reconciliations of all non-GAAP financial measures are set forth in the attached tables and descriptions of certain non-GAAP financial measures are contained in our report on Form 8-K to which this release is attached.
Fiscal 2009 Second Quarter Key Developments
•	Sales for the quarter were $569 million, compared with $647 million in the same quarter last year. The 12 percent decrease in sales was comprised of a 10 percent organic decline and a 5 percent decrease from unfavorable foreign currency effects, partially offset by the net favorable impact of acquisitions and divestitures of 2 percent and more workdays of 1 percent.
•	As previously announced, the company continued to implement certain restructuring plans to reduce costs and improve efficiencies in its operations. During the December quarter, the company recognized pre-tax charges related to these initiatives of $10 million, or $0.14 per share. Pre-tax charges recorded to date for these initiatives were $27 million. Including these charges, the company expects to recognize approximately $90 million of pre-tax charges related to its restructuring plans. The remaining charges are expected to be incurred over the next six to nine months. The majority of these charges are expected to be cash expenditures. Annual ongoing benefits from these actions, once fully implemented, are expected to be approximately $100 million.
•	Operating income was $23 million for the quarter. This represents a decrease of $46 million, or 66 percent, from $69 million in the prior year quarter. Absent the impact of the restructuring and related charges, operating income for the quarter was $34 million, a decline of $36 million or 52 percent from the prior year quarter. This decrease was driven primarily by reduced sales volumes and the related lower manufacturing cost absorption as well as disruption costs from restructuring programs. This was partially offset by lower provisions for employee incentive compensation plans and higher price realization.
•	The effective tax rate for the current quarter was 23.2 percent, compared with 17.3 percent in the prior year quarter. Absent the effect of restructuring and related charges, the current quarter rate was 16.5 percent, which included a benefit from the recent completion of a routine income tax examination for certain prior fiscal years.
•	Net income was $16 million for the current year quarter. Absent the charges related to restructuring, net income for the current quarter decreased 50 percent to $25 million, from $50 million in the prior year quarter. This decrease was primarily the result of lower operating income partially offset by higher other income, driven mostly by favorable foreign currency transaction results.

•	Reported EPS were $0.21, compared with prior year quarter reported EPS of $0.64. Adjusted EPS of $0.35 decreased 45 percent, compared with prior year quarter reported EPS. A reconciliation follows:
Earnings Per Diluted Share Reconciliation

Second Quarter FY 2009
Reported EPS	$0.21
Restructuring and related charges	0.14

Adjusted EPS	$0.35

Second Quarter FY 2008
Reported EPS	$0.64
No special items	—

$0.64

Fiscal 2009 First Half Key Developments
•	Sales of $1.2 billion decreased 2 percent from $1.3 billion in the same period last year. Sales decreased 3 percent on an organic basis, partially offset by a 1 percent increase from more workdays.
•	During the first half of 2009, the company recognized pre-tax charges related to the previously mentioned restructuring plans of $19 million, or $0.23 per share.
•	Operating income was $77 million, compared with $134 million in the same period last year, a decrease of 42 percent. Absent charges related to restructuring, operating income was $96 million, which was down $38 million, or 28 percent, from the prior year period. This decrease was principally the result of reduced sales volumes and the related lower manufacturing cost absorption as well as disruption costs from restructuring programs. This was partially offset by lower provisions for employee incentive compensation plans and higher price realization.
•	The effective tax rate for the current period was 20.3 percent, compared with 27.1 percent in the prior year period. Absent the effect of restructuring and related charges in the current year and a charge for a German tax law change in the prior year, the current year rate was 18.1 percent and the prior year rate was 21.6 percent. The year-to-year decrease in the adjusted rate was due to the release of a deferred tax benefit valuation allowance and a benefit from the recent completion of a routine income tax examination.
•	Net income was $51 million for the current year period, compared with $85 million for the prior year. Absent the charges related to restructuring and the German tax law change, net income for the current period decreased 25 percent to $68 million, from $92 million in the prior year. This decrease was driven primarily by lower operating income, partially offset by the favorable impact of a lower effective tax rate.

•	Reported EPS was $0.69, a decrease of 36 percent from the prior year reported EPS of $1.08. The current period reported EPS included charges of $0.23 per share related to the company’s restructuring plans. Prior year period reported EPS included a non-cash charge of $0.08 per share for the impact of the German tax law change. Absent these charges, adjusted EPS for the first half of fiscal 2009 of $0.92 decreased 21 percent, compared with prior year adjusted EPS of $1.16. A reconciliation follows:
Earnings Per Diluted Share Reconciliation

First Half FY 2009
Reported EPS	$0.69
Restructuring and related charges	0.23

Adjusted EPS	$0.92

First Half FY 2008
Reported EPS	$1.08
Impact of German tax law change	0.08

Adjusted EPS	$1.16

•	Adjusted ROIC was 10.9 percent, down 140 basis points from 12.3 percent in the prior year quarter.
•	Cash flow from operating activities was $115 million in the first half of fiscal 2009, compared with $69 million in the prior year period. Free operating cash flow for the current year period was
$48 million, compared with an outflow of $9 million in the prior year period. The increased generation of cash flow was driven by a strong focus on receivable collection and lower income tax payments.
Segment Highlights of Fiscal 2009 Second Quarter
Metalworking Solutions & Services Group (MSSG) sales decreased by 21 percent during the December quarter, driven primarily by an organic sales decline of 15 percent, unfavorable foreign currency effects of 5 percent and 1 percent from the impact of divestitures. On a global basis, industrial production declined in contrast to the prior year quarter. Demand in most industry and market sectors has weakened. On a regional basis, Europe, India and North America reported organic sales declines of 17 percent, 17 percent and 16 percent, respectively, for the December quarter. Asia Pacific and Latin America also experienced organic sales declines of 9 percent and 2 percent, respectively.
MSSG operating income and margin decreased significantly, compared with the prior year. During the December quarter, MSSG recognized restructuring and related charges of $7 million. Absent these charges, MSSG operating income decreased 76 percent and the operating margin decreased to 4 percent. The primary drivers of the decline in operating margin were unfavorable absorption of manufacturing costs due to lower production and temporary disruption effects related to restructuring initiatives. The impact of recent price increases essentially offset the effect of higher raw material costs.

Advanced Materials Solutions Group (AMSG) sales increased 5 percent during the December quarter, driven by 8 percent from the impact of acquisitions partially offset by 3 percent from unfavorable foreign currency effects. Organic sales were flat as increased mining and construction sales and higher energy-related sales were offset by lower sales of engineered products.
AMSG operating income decreased by 29 percent and the operating margin decreased to 9 percent from the same quarter last year. During the December quarter, AMSG recognized restructuring and related charges of $3 million. Absent these charges, AMSG operating income decreased 18 percent and the operating margin decreased 290 basis points. The decline in operating margin was due to unfavorable business mix and lower performance in the engineered products business. Improved price realization more than offset the impact of higher raw material costs.
Corporate operating loss decreased by 81 percent, or $16 million. This decrease was primarily driven by lower provisions for employee compensation programs as a result of the decline in operating performance.
Outlook
Kennametal has revised its outlook for fiscal 2009 EPS to a range of $1.30 to $1.50, excluding charges that occur relating to the previously announced restructuring actions. Organic sales for fiscal 2009 are expected to be 14 to 15 percent lower than for the previous fiscal year.
In the third quarter of fiscal 2009, Kennametal expects organic sales to decline by 22 to 25 percent from the prior year quarter and EPS to be in the range of $0.05 and $0.15, excluding charges that occur relating to the previously announced restructuring actions.
Kennametal anticipates cash flow from operating activities of approximately $170 million to $190 million for fiscal 2009. Based on anticipated capital expenditures of $110 million, the company expects to generate between $60 million and $80 million of free operating cash flow for fiscal 2009.
Dividend Declared
Kennametal also announced today that its Board of Directors declared a regular quarterly cash dividend of $0.12 per share. The dividend is payable February 18, 2009 to shareowners of record as of the close of business on February 3, 2009.

Kennametal advises shareowners to note monthly order trends, for which the company makes a disclosure ten business days after the conclusion of each month. This information is available on the Investor Relations section of Kennametal’s corporate web site at www.kennametal.com.
Second quarter results for fiscal 2009 will be discussed in a live Internet broadcast at 10:00 a.m. Eastern time today. This event will be broadcast live on the company’s website, www.kennametal.com. Once on the homepage, select “Investor Relations” and then “Events.” The replay of this event will also be available on the company’s website through February 28, 2009.
This release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. You can identify forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance or events. Forward looking statements in this release concern, among other things, Kennametal’s outlook for earnings for its fiscal year 2009, and its expectations regarding future growth and financial performance, all of which are based on current expectations that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: global and regional economic conditions; availability and cost of the raw materials we use to manufacture our products; our ability to protect our intellectual property in foreign jurisdictions; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; our ability to implement restructuring plans and other cost savings initiatives, fluctuations in energy costs and commodity prices; competition; integrating recent acquisitions, as well as any future acquisitions, and achieving the expected savings and synergies; business divestitures; demands on management resources; environmental remediation matters; demand for and market acceptance of new and existing products; future terrorist attacks or acts of war; and labor relations. These and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

Kennametal Inc. (NYSE: KMT) is a leading global supplier of tooling, engineered components and advanced materials consumed in production processes. The company improves customers’ competitiveness by providing superior economic returns through the delivery of application knowledge and advanced technology to master the toughest of materials application demands. Companies producing everything from airframes to coal, from medical implants to oil wells and from turbochargers to motorcycle parts recognize Kennametal for extraordinary contributions to their value chains. Customers buy approximately $2.7 billion annually of Kennametal products and services — delivered by our 14,000 talented employees in over 60 countries — with more than 50 percent of these revenues coming from outside North America. Visit us at www.kennametal.com. [KMT-E]

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2008	2007	2008	2007

Sales	$568,684	$647,423	$1,237,949	$1,262,499
Cost of goods sold	405,369	426,485	855,856	829,470

Gross profit	163,315	220,938	382,093	433,029

Operating expense	130,348	147,921	284,030	292,953
Restructuring charges	6,204	—	14,616	—
Amortization of intangibles	3,269	3,626	6,678	6,571

Operating income	23,494	69,391	76,769	133,505

Interest expense	8,026	8,531	15,142	16,330
Other income, net	(4,790)	(993)	(3,387)	(2,096)

Income before income taxes and minority interest	20,258	61,853	65,014	119,271

Provision for income taxes	4,700	10,670	13,204	32,337
Minority interest (income) expense	(101)	1,037	684	1,909

Net income	$15,659	$50,146	$51,126	$85,025

Basic earnings per share	$0.22	$0.65	$0.70	$1.10

Diluted earnings per share	$0.21	$0.64	$0.69	$1.08

Dividends per share	$0.12	$0.12	$0.24	$0.23

Basic weighted average shares outstanding	72,630	77,111	73,515	77,272

Diluted weighted average shares outstanding	73,199	78,647	74,347	78,821

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,	June 30,
(in thousands)	2008	2008

ASSETS
Cash and cash equivalents	$69,731	$86,478
Accounts receivable, net	367,426	512,794
Inventories	464,684	460,800
Other current assets	102,398	91,914

Total current assets	1,004,239	1,151,986
Property, plant and equipment, net	735,972	749,755
Goodwill and intangible assets, net	794,048	802,722
Other assets	91,171	79,886

Total assets	$2,625,430	$2,784,349

LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$43,111	$33,600
Accounts payable	128,779	189,050
Other current liabilities	241,434	298,661

Total current liabilities	413,324	521,311
Long-term debt and capital leases	479,611	313,052
Other liabilities	282,533	280,552

Total liabilities	1,175,468	1,114,915

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES	19,235	21,527
SHAREOWNERS’ EQUITY	1,430,727	1,647,907

Total liabilities and shareowners’ equity	$2,625,430	$2,784,349

SEGMENT DATA (UNAUDITED)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(in thousands)	2008	2007	2008	2007

Outside Sales:
Metalworking Solutions and Services Group	$344,630	$434,733	$775,916	$842,430
Advanced Materials Solutions Group	224,054	212,690	462,033	420,069

Total outside sales	$568,684	$647,423	$1,237,949	$1,262,499

Sales By Geographic Region:
United States	$274,397	$278,238	$563,203	$561,318
International	294,287	369,185	674,746	701,181

Total sales by geographic region	$568,684	$647,423	$1,237,949	$1,262,499

Operating Income (Loss):
Metalworking Solutions and Services Group	$7,827	$61,986	$51,138	$117,338
Advanced Materials Solutions Group	19,437	27,197	49,427	57,177
Corporate and eliminations [a]	(3,770)	(19,792)	(23,796)	(41,010)

Total operating income	$23,494	$69,391	$76,769	$133,505

[a]	Includes corporate functional shared services and intercompany eliminations.

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including gross profit, operating expense, operating income, MSSG operating income and margin, AMSG operating income and margin, effective tax rate, net income and diluted earnings per share as well as free operating cash flow and adjusted return on invested capital (which are non-GAAP financial measures), to the most directly comparable GAAP measures. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies. Reconciliations of all non-GAAP financial measures are set forth in the attached tables and descriptions of certain non-GAAP financial measures are contained in our report of Form 8-K to which this release is attached.
THREE MONTHS ENDED DECEMBER 31, 2008 (UNAUDITED)

	Gross	Operating	Operating	Net	Diluted
(in thousands, except per share amounts)	Profit	Expense	Income	Income	EPS

2009 Reported Results	$163,315	$130,348	$23,494	$15,659	$0.21
Restructuring and related charges	3,875	(9)	10,088	9,779	0.14

2009 Adjusted Results	$167,190	$130,339	$33,582	$25,438	$0.35

	MSSG	AMSG
	Operating	Operating
(in thousands, except percents)	Income	Income

2009 Reported Results	$7,827	$19,437
2009 Reported Operating Margin	2.3%	8.7%
Restructuring and related charges	7,288	2,800

2009 Adjusted Results	$15,115	$22,237

2009 Adjusted Operating Margin	4.4%	9.9%

Effective Tax Rate

2009 Reported Results	23.2%
Impact on effective tax rate as a result of restructuring and related charges	(6.7)

2009 Adjusted Results	16.5%

SIX MONTHS ENDED DECEMBER 31, 2008 (UNAUDITED)

	Gross	Operating	Operating	Net	Diluted
(in thousands, except per share amounts)	Profit	Expense	Income	Income	EPS

2009 Reported Results	$382,093	$284,030	$76,769	$51,126	$0.69
Restructuring and related charges	4,598	(19)	19,233	17,188	0.23

2009 Adjusted Results	$386,691	$284,011	$96,002	$68,314	$0.92

Effective
Tax Rate

2009 Reported Results	20.3%
Impact on effective tax rate as a result of restructuring and related charges	(2.2)

2009 Adjusted Results	18.1%

SIX MONTHS ENDED DECEMBER 31, 2007 (UNAUDITED)

	Effective Tax	Net	Diluted
(in thousands, except percents and per share amounts)	Rate	Income	EPS

2008 Reported Results	27.1%	$85,025	$1.08
Impact of German tax law change	(5.5)	6,594	0.08

2008 Adjusted Results	21.6%	$91,619	$1.16

FREE OPERATING CASH FLOW (UNAUDITED)

	Six Months Ended
	December 31,
(in thousands)	2008	2007

Net cash flow provided by operating activities	$115,490	$68,934
Purchases of property, plant and equipment	(68,659)	(79,559)
Proceeds from disposals of property, plant and equipment	1,668	1,891

Free operating cash flow	$48,499	$(8,734)

RETURN ON INVESTED CAPITAL (UNAUDITED)
December 31, 2008 (in thousands, except percents)

Invested Capital	12/31/2008	9/30/2008	6/30/2008	3/31/2008	12/31/2007	Average

Debt	$522,722	$481,723	$346,652	$428,456	$446,956	$445,302
Minority interest	19,235	20,412	21,527	21,879	20,276	20,666
Shareowners’ equity	1,430,727	1,465,757	1,647,907	1,615,568	1,563,297	1,544,651

Total	$1,972,684	$1,967,892	$2,016,086	$2,065,903	$2,030,529	$2,010,619

			Three Months Ended
Interest Expense	12/31/2008	9/30/2008	6/30/2008	3/31/2008	Total

Interest expense	$8,026	$7,116	$7,393	$8,005	$30,540
Securitization fees	—	—	4	5	9

Total interest expense	$8,026	$7,116	$7,397	$8,010	$30,549

Income tax benefit					6,110

Total interest expense, net of tax					$24,439

Total Income	12/31/2008	9/30/2008	6/30/2008	3/31/2008	Total

Net income, as reported	$15,659	$35,467	$59,580	$23,170	$133,876
Goodwill impairment charge	—	—	—	35,000	35,000
Restructuring and related charges	9,779	7,408	6,635	—	23,822
Minority interest (income) expense	(101)	785	329	742	1,755

Total income, adjusted	$25,337	$43,660	$66,544	$58,912	$194,453

Total interest expense, net of tax					24,439

					$218,892
Average invested capital					$2,010,619

Adjusted Return on Invested Capital					10.9%

Return on invested capital calculated utilizing net income, as reported is as follows:

Net income, as reported					$133,876
Total interest expense, net of tax					24,439

					$158,315
Average invested capital					$2,010,619

Return on Invested Capital					7.9%

RETURN ON INVESTED CAPITAL (UNAUDITED)
December 31, 2007 (in thousands, except percents)

Invested Capital	12/31/2007	9/30/2007	6/30/2007	3/31/2007	12/31/2006	Average

Debt	$446,956	$377,051	$366,829	$371,521	$376,472	$387,766
Minority interest	20,276	19,122	17,624	16,896	15,807	17,945
Shareowners’ equity	1,563,297	1,531,378	1,484,467	1,431,235	1,369,748	1,476,025

Total	$2,030,529	$1,927,551	$1,868,920	$1,819,652	$1,762,027	$1,881,736

		Three Months Ended
Interest Expense	12/31/2007	9/30/2007	6/30/2007	3/31/2007	Total

Interest expense	$8,531	$7,799	$7,513	$6,915	$30,758
Securitization fees	5	8	5	5	23

Total interest expense	$8,536	$7,807	$7,518	$6,920	$30,781

Income tax benefit					8,434

Total interest expense, net of tax					$22,347

Total Income	12/31/2007	9/30/2007	6/30/2007	3/31/2007	Total

Net income, as reported	$50,146	$34,879	$62,093	$51,738	$198,856
Impact of German tax law change	—	6,594	—	—	6,594
Minority interest expense	1,037	872	229	757	2,895

Total income, adjusted	$51,183	$42,345	$62,322	$52,495	$208,345

Total interest expense, net of tax					22,347

					$230,692
Average invested capital					$1,881,736

Adjusted Return on Invested Capital					12.3%

Return on invested capital calculated utilizing net income, as reported is as follows:

Net income, as reported					$198,856
Total interest expense, net of tax					22,347

					$221,203
Average invested capital					$1,881,736

Return on Invested Capital					11.8%

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